UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2010

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On August 30, 2010, the Board of Directors of Southwestern Energy Company (the "Company") elected Alan H. Stevens and Greg D. Kerley as directors of the Company.  Messrs. Stevens and Kerley were each elected for a term expiring at the annual meeting of stockholders in 2011, at which time their continued service will be subject to stockholder approval.  With the election of Messrs. Stevens and Kerley, the Board of Directors has nine (9) members.

The selection of each of Messrs. Stevens and Kerley was not pursuant to any arrangement or understanding between him and any other person.  Neither Mr. Stevens nor Mr. Kerley have been appointed to serve on any of the committees of the Board of Directors and are not expected to be so appointed at this time.

There are no transactions between Mr. Stevens and the Company that are required to be reported under Item 404(a) of Regulation S-K.  Other than compensation arrangements relating to Mr. Kerley's position as the Company’s Executive Vice President and Chief Financial Officer, all of which have been previously disclosed as required pursuant to Item 402 of Regulation S-K, there are no transactions between Mr. Kerley and the Company that are required to be reported under Item 404(a) of Regulation S-K.

In connection with his election as an independent director, Mr. Stevens will receive a pro-rated annual cash retainer of $35,753 over the remainder of 2010 term.  In addition, on September 1, 2010, Mr. Stevens received from the Company 1,350 nonqualified stock options with an exercise price of $32.72 that will vest ratably over three years from the date of grant and 700 shares of restricted stock that will vest ratably over a period of four years from the date of grant.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated September 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: September 2, 2010	By:	/s/ ROBERT C. OWEN
	Name:	Robert C. Owen
	Title:	Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated September 2, 2010.